PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 24, 2023	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
SECOND QUARTER 2023 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its second quarter 2023 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic return of $0.79 per common share, or 5.7% of beginning book value
•Book value per common share increased $0.40 to $14.20 as of June 30, 2023
•Dividends declared of $0.39 per common share for the second quarter of 2023
•Comprehensive income of $0.79 per common share and net income of $0.97 per common share
•Purchased $2.2 billion of higher coupon Agency residential mortgage-backed securities ("RMBS") during the second quarter
•Average balance of interest-earning assets increased 20% and average balance of to-be-announced ("TBA") securities declined 28% compared to the first quarter
•Liquidity in excess of $561.5 million in cash and unencumbered assets as of June 30, 2023
•Leverage including TBA securities at cost was 7.7 times shareholders' equity as of June 30, 2023

Management Remarks

“In today's financial markets, knowing and trusting who is managing your money is critically important," said Byron L. Boston, Chief Executive Officer. "We manage our business for the long term, and we are leaning into our experience and discipline to guide Dynex Capital through an unprecedented global environment. Our strong liquidity position gives us the flexibility to act swiftly on potential opportunities as they arise. We remain diligent in managing our balance sheet, and we are positioned to capitalize on the great return opportunities available in this environment."

Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the

ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets
($s in thousands except per share data)	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$300,108	$279,028	$332,035
Cash collateral posted to counterparties	132,646	114,594	117,842
Mortgage-backed securities (including pledged of $4,441,105, $3,012,970, and $2,810,957, respectively)	5,059,308	3,296,784	3,112,705
Due from counterparties	1,364	115,323	10,348
Derivative assets	174	37,179	7,102
Accrued interest receivable	22,988	17,234	15,260
Other assets, net	9,367	9,716	9,942
Total assets	$5,525,955	$3,869,858	$3,605,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$4,201,901	$2,937,124	$2,644,405
Due to counterparties	371,576	24,918	4,159
Derivative liabilities	23,621	—	22,595
Cash collateral posted by counterparties	—	27,125	435
Accrued interest payable	33,794	12,806	16,450
Accrued dividends payable	9,440	9,214	9,103
Other liabilities	4,661	3,843	6,759
Total liabilities	4,644,993	3,015,030	2,703,906

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	542	539	536
Additional paid-in capital	1,365,484	1,361,000	1,357,514
Accumulated other comprehensive loss	(175,996)	(166,553)	(181,346)
Accumulated deficit	(416,911)	(448,001)	(383,219)
Total shareholders' equity	880,962	854,828	901,328
Total liabilities and shareholders’ equity	$5,525,955	$3,869,858	$3,605,234

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$14.20	$13.80	$14.73
Common shares outstanding	54,204,319	53,876,914	53,637,095

Consolidated Comprehensive Statements of Income (Loss) (unaudited)			Six Months Ended
	Three Months Ended
($s in thousands except per share data)	June 30, 2023	March 31, 2023	June 30, 2023
Interest income	$42,212	$30,846	$73,058
Interest expense	(45,142)	(31,308)	(76,450)
Net interest expense	(2,930)	(462)	(3,392)

Realized loss on sales of investments, net	(51,601)	(23,315)	(74,916)
Unrealized gain on investments, net	488	57,120	57,609
Gain (loss) on derivative instruments, net	116,012	(67,267)	48,745
General and administrative expenses	(7,197)	(7,372)	(14,569)
Other operating expense, net	(435)	(426)	(861)
Net income (loss)	54,337	(41,722)	12,616
Preferred stock dividends	(1,923)	(1,923)	(3,847)
Net income (loss) to common shareholders	$52,414	$(43,645)	$8,769

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	(9,443)	14,793	$5,350
Total other comprehensive (loss) income	(9,443)	14,793	5,350
Comprehensive income (loss) to common shareholders	$42,971	$(28,852)	$14,119

Net income (loss) per common share-basic	$0.97	$(0.81)	$0.16
Net income (loss) per common share-diluted	$0.96	$(0.81)	$0.16
Weighted average common shares-basic	54,137	53,824	53,981
Weighted average common shares-diluted	54,585	53,824	54,327
Dividends declared per common share	$0.39	$0.39	$0.78

Results Discussion
The Company's book value per common share increased $0.40 during the second quarter to $14.20 as of June 30, 2023. Higher interest rates resulted in gains of $170.0 million from the Company's interest rate hedges, primarily its 5-year U.S. Treasury futures, which offset the impact of higher interest rates on the fair value of the Company's investment portfolio. Though spreads on higher coupon assets widened considerably during the second quarter, the impact on the fair value of the Company's investment portfolio was muted by tighter spreads on its lower coupon assets. The increase in the fair value of the Company's interest rate hedges, net of its investments, was $55.5 million, making it the primary component of the Company's comprehensive income to common shareholders of $43.0 million. The Company continues to maintain its focus on protecting book value through disciplined risk management while its net interest earnings continue to be impacted by increasing borrowing costs as the Federal Reserve continues efforts to tame inflation by raising the U.S. Federal Funds Rate.
The following table summarizes the changes in the Company's financial position during the second quarter of 2023:

($s in thousands except per share data)	Net Changes in Fair Value	Comprehensive Income (Loss)	Common Book Value Rollforward	Per Common Share (1)
Balance as of March 31, 2023 (1)			$743,328	$13.80
Net interest expense		$(2,930)
General & administrative and other operating expenses		(7,632)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(60,556)
TBAs	(53,996)
U.S. Treasury futures	171,219
Options on U.S. Treasury futures	(1,211)
Total net change in fair value		55,456
Total comprehensive income to common shareholders			42,971	0.79
Capital transactions:
Net proceeds from stock issuance (2)			4,487	—
Common dividends declared			(21,324)	(0.39)
Balance as of June 30, 2023 (1)			$769,462	$14.20
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances include $3.5 million from at-the-market (:ATM") issuances and $0.9 million from amortization of share-based compensation.

The following table provides detail on the Company's MBS investments, including TBA securities as of June 30, 2023:

	June 30, 2023			March 31, 2023
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$738,366	$607,450	8.5%	$1,051,974	$875,432	12.5%
2.5% coupon	634,256	542,554	7.6%	649,246	564,171	8.0%
4.0% coupon	368,367	348,785	4.9%	319,350	308,733	4.4%
4.5% coupon	1,117,339	1,078,938	15.0%	909,477	896,708	12.8%
5.0% coupon	1,554,427	1,528,286	21.3%	321,515	321,846	4.6%
5.5% coupon	647,735	647,024	9.0%	—	—	—%
TBA 4.0%	357,000	337,357	4.7%	547,000	522,915	7.5%
TBA 4.5%	440,000	422,881	5.9%	460,000	450,441	6.4%
TBA 5.0%	1,102,000	1,079,702	15.0%	2,345,000	2,337,560	33.3%
TBA 5.5%	277,000	275,701	3.8%	400,000	404,000	5.8%
Total Agency RMBS	$7,236,490	$6,868,678	95.7%	$7,003,562	$6,681,806	95.3%

Agency CMBS	$121,931	$115,136	1.6%	$125,220	$119,474	1.7%
Agency CMBS IO	(1)	150,328	2.1%	(1)	161,446	2.3%
Non-Agency CMBS IO	(1)	40,689	0.6%	(1)	48,838	0.7%
Non-Agency RMBS	173	118	—%	191	136	—%
Total	$7,358,593	$7,174,949	100.0%	$7,128,973	$7,011,700	100.0%
(1)CMBS IO do not have underlying par values.

As of June 30, 2023, over 95% of the Company's investments were comprised of Agency RMBS, including TBA securities and less than 5% are Agency CMBS, Agency CMBS IO, and non-Agency CMBS IO. During the second quarter of 2023, the Company purchased $2.2 billion of higher coupon Agency RMBS and reduced its holdings of TBA securities and lower coupon Agency RMBS.
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	June 30, 2023			March 31, 2023
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$1,069,565	5.27%	50	$1,288,034	4.96%	35
30 to 90 days	2,039,943	5.24%	130	1,254,958	4.88%	78
91 to 180 days	1,092,393	5.30%	175	394,132	4.95%	183
Total	$4,201,901	5.26%	122	$2,937,124	4.92%	73

The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the second quarter of 2023 compared to the prior quarter:

	Three Months Ended
	June 30, 2023			March 31, 2023
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$34,699	$3,931,617	3.53%	$23,526	$3,204,610	2.94%
Agency CMBS	960	123,843	3.06%	884	128,625	2.80%
CMBS IO(5)	2,241	211,398	4.41%	2,542	230,033	4.04%
Non-Agency MBS and other	32	2,479	4.93%	40	2,700	4.98%
	37,932	4,269,337	3.56%	26,992	3,565,968	3.00%
Cash equivalents	4,280			3,854
Total interest income	$42,212			$30,846

Repurchase agreement financing	(45,142)	3,447,406	(5.18)%	(31,308)	2,713,481	(4.62)%
Net interest expense/net interest spread	$(2,930)		(1.62)%	$(462)		(1.62)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.

Hedging Portfolio
As of June 30, 2023, the Company held short positions of $4.0 billion notional in 10-year U.S. Treasury futures and $0.9 billion notional in 5-year U.S. Treasury futures. Comprehensive income for the second quarter of 2023 included gains of $170.0 million, net of realized losses of $(95.7) million from interest rate hedges. Realized gains and losses on interest rate hedges are recognized in GAAP net income in the same reporting period in which the derivative instrument matures or is terminated by the Company, but are not included in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, during any reporting period. On a tax basis, realized gains and losses on derivative instruments designated for tax purposes as interest rate hedges are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income for the six months ended June 30, 2023 is estimated to be $38.8 million, or $0.72 per average common share outstanding. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $649.7 million as of June 30, 2023. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated given conditions known as of June 30, 2023; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	June 30, 2023
($ in thousands)
Third quarter 2023	$17,970
Fourth quarter 2023	18,096
Fiscal year 2024	74,607
Fiscal year 2025 and thereafter	539,070
$649,743

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include the following: EAD to common shareholders, adjusted net interest income and the related metric adjusted net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income and expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date.
However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income nor its distribution requirements in accordance with the Internal Revenue Code of 1986, as amended.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measures are presented below.

	Three Months Ended
($s in thousands except per share data)	June 30, 2023	March 31, 2023
Comprehensive income (loss) to common shareholders	$42,971	$(28,852)
Less:
Change in fair value of investments, net (1)	60,556	(48,599)
Change in fair value of derivative instruments, net (2)	(118,164)	68,725
EAD to common shareholders	$(14,637)	$(8,726)

Weighted average common shares	54,137	53,824
EAD per common share	$(0.27)	$(0.16)

Net interest expense	$(2,930)	$(462)
TBA drop income (3)	(2,152)	1,457
Adjusted net interest (expense) income	$(5,082)	$995
General and administrative expenses	(7,197)	(7,372)
Other operating expense, net	(435)	(426)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$(14,637)	$(8,726)

Net interest spread	(1.62)%	(1.62)%
Impact from TBA drop income (4)	0.45%	0.87%
Adjusted net interest spread	(1.17)%	(0.75)%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be (0.36)% and 0.18% for the three months ended June 30, 2023 and March 31, 2023, respectively.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,”

"may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including increased uncertainty regarding the war between Russia and the Ukraine and the related impact on macroeconomic conditions as a result of such conflict; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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